Exhibit 99.1

Allurion Reports First Quarter 2025 Financial Results and Provides Business Update

NATICK, Mass.—May 14, 2025 — (BUSINESS WIRE) — Allurion Technologies, Inc. (NYSE: ALUR) (“Allurion” or the “Company”), a pioneer in metabolically healthy weight loss, today announced its financial results for the first quarter and provided a business update.

Recent Company Highlights and Outlook

•
Maintaining 2025 revenue guidance of approximately $30 million with a reduction of approximately 50% in operating expenses compared to 2024
•
First quarter revenue of $5.6 million and operating expenses of $11.4 million, a 37% decrease in operating expenses compared to prior year; adjusted operating expenses of $10.1 million, a 45% decrease compared to prior year
•
Net operating loss of $7.3 million, a 36% reduction compared to prior year; adjusted net operating loss of $5.9 million, a 48% reduction compared to prior year
•
Gross margin of 75% compared to 73% in the prior year and 45% in the previous quarter, with no material impact expected from tariffs
•
Presented topline AUDACITY results to FDA, successfully completed Pre-PMA meeting, and on track for submission of final module of PMA by end of June
•
Selected sites and drafted protocol for prospective trial on combination of Allurion Program with low-dose GLP-1 medications to maintain muscle mass and increase GLP-1 adherence

“We are excited about our strong start to 2025, a year we expect to be rich in potential catalysts,” said Dr. Shantanu Gaur, Founder and Chief Executive Officer. “Our financial results reflect increased efficiency as we move toward profitability, with expenses continuing to reduce, gross margin expanding, and operating loss narrowing. After completing our pre-PMA meeting with FDA, where we discussed our topline results from our AUDACITY trial, we expect to complete our PMA submission on schedule.

“We believe there is a massive and largely untapped opportunity for the Allurion Program to be not just an alternative to GLP-1 medications, but complementary to them,” continued Dr. Gaur. “Our focus on ‘Metabolically Healthy Weight Loss’—losing weight, keeping it off, and maintaining muscle—through the combination of the Allurion Program with low-dose GLP-1s has resonated with providers, patients, and potential partners, because, we believe, the combination addresses the shortcomings of GLP-1s. We look forward to further strengthening the evidence behind this combination approach in our prospective trial, which we expect to start enrolling this year.”

First Quarter Financial Results

Total revenue for the quarter ended March 31, 2025 was $5.6 million, compared to $9.4 million for the same period in 2024.

Gross profit for the first quarter ended March 31, 2025 was $4.2 million, or 75% of revenue, compared to $6.9 million, or 73% of revenue, for the same period in 2024.

Total operating expenses for the first quarter ended March 31, 2025 were $11.4 million, compared to $18.3 million for the same period in 2024. Adjusted operating expenses for the first quarter were $10.1 million, excluding $1.4 million of one-time costs related to financings.

Sales and marketing expenses for the first quarter ended March 31, 2025 were $3.6 million, compared to $6.1 million for the same period in 2024. The reduction in expense was primarily driven by increased operating efficiency and the restructuring initiatives implemented during the fourth quarter of 2024, which re-focused spending on more efficient channels.

Research and Development expenses for the first quarter ended March 31, 2025 were $2.6 million, compared to $5.7 million for the same period in 2024. The reduction was primarily driven by reduced costs related to the AUDACITY trial and restructuring initiatives implemented during the fourth quarter of 2024.

General and administrative (“G&A”) expenses for the first quarter ended March 31, 2025 were $5.2 million, compared to $6.4 million for the same period in 2024. Adjusted G&A expenses were $3.8 million, excluding one-time financing costs of $1.4 million. The reduction was primarily driven by the restructuring initiatives implemented during the fourth quarter of 2024.

Net operating loss for the first quarter ended March 31, 2025 was $7.3 million, which included $1.4 million of one-time financing costs, compared to $11.4 million for the same period in 2024. Adjusted loss from operations for the first quarter ended March 31, 2025 was $5.9 million, which excluded one-time financing costs of $1.4 million. The reduction compared to prior year was driven by restructuring initiatives implemented during the fourth quarter of 2024.

Cash balance on March 31, 2025 was $20.4 million.

Conference Call and Webcast Details

Company management will host a conference call to discuss financial results and provide a business update on May 14, 2025 at 8:30 AM ET.

To access the conference call by telephone, please dial (888) 330-3417 (domestic) or +1 646 960 0804 (international) and use Conference ID 1905455. To listen to the conference call via live audio webcast, please visit the Events section of Allurion’s Investor Relations website at Allurion - Events & Presentations.

About Allurion

Allurion is a pioneer in metabolically healthy weight loss. The Allurion Program is a weight loss platform that features the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-less™ intragastric balloon for weight loss, and offers access to the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers, Allurion Insights for health care providers featuring the Coach Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor and manage weight loss therapy for patients regardless of their treatment plan, which may include a gastric balloon, surgical treatment, medical treatment, or nutritional solutions. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Program, please visit www.allurion.com.

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Non-GAAP Financial Measures

Relevant income statement items contained in this release are also presented on an "adjusted" basis, which exclude items that are of a one-time nature that do not impact the ongoing performance of the business and reflect the way the Company's management and the Board of Directors view the performance of the Company internally. The Company believes that excluding the effects of these items from its operating results allows management and investors to effectively compare the true underlying financial performance of its business from period to period and against its global peers.

Forward-Looking Statements

This press release contains forward-looking statements that reflect Allurion’s beliefs and assumptions based on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terms, although not all forward-looking statements contain these words. Although Allurion believes it has a reasonable basis for each forward-looking statement contained in this release, these statements involve risks and uncertainties that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

Forward-looking statements in this press release include, but are not limited to, statements regarding: the Company’s financial outlook for 2025, including the anticipated impact of the 2024 restructuring plan on the Company’s operating expenses and its ability to achieve profitability; the outcome of the Company’s PMA seeking FDA approval of the Allurion Balloon following the topline readout of the AUDACITY clinical trial; the performance and market acceptance of Allurion’s products for patients using different weight loss therapies, as well as the Company’s ability to expand this aspect of its business further in 2025; the outcomes of anticipated studies on the combination of GLP-1s with the Allurion Balloon and the impact on demand for our products and services; ; and the market and demand for our products and weight-loss solutions in general, including GLP-1 drugs and elective procedures.

Allurion cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the ability of Allurion to obtain and maintain regulatory approval for, and successfully commercialize, the Allurion Program; the timing of, and results from, Allurion’s clinical studies and trials, including with respect to the combination of GLP-1s with the Allurion Balloon; the evolution of the markets in which Allurion competes, including the impact of GLP-1 drugs; the ability of Allurion to maintain its listing on the New York Stock Exchange; a changing regulatory landscape in the highly competitive industry in which Allurion competes; and those factors discussed under the heading “Risk Factors” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 27, 2025, and updated from time to time by its other filings with the SEC. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Allurion undertakes no obligation to update any forward-looking statements to reflect any new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events, other than as required by applicable law.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue	$5,580	$9,386
Cost of revenue	1,419	2,520
Gross profit	4,161	6,866
Operating expenses:
Sales and marketing	3,621	6,145
Research and development	2,624	5,725
General and administrative	5,198	6,386
Total operating expenses:	11,443	18,256
Loss from operations	(7,282)	(11,390)
Other income (expense):
Interest expense	—	(1,931)
Changes in fair value of warrants	5,669	3,131
Changes in fair value of debt	6,170	—
Changes in fair value of Revenue Interest Financing and PIPE Conversion Option	2,220	1,490
Changes in fair value of earn-out liabilities	910	14,190
Other income (expense), net	(213)	172
Total other income (expense):	14,756	17,052
Income before income taxes	7,474	5,662
Provision for income taxes	(95)	(76)
Net income	$7,379	$5,586
Net income per share
Basic	$1.54	$2.92
Diluted	$0.20	$2.78
Weighted-average shares outstanding
Basic	4,778,542	1,911,181
Diluted	6,017,438	1,967,885

Condensed Consolidated Balance Sheets

(dollars in thousands, except share amounts)(unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$20,408	$15,379
Accounts receivable, net of allowance of doubtful accounts of $6,455 and $6,701, respectively	8,309	7,134
Inventory, net	3,352	3,400
Prepaid expenses and other current assets	1,097	1,243
Total current assets	33,166	27,156
Property and equipment, net	2,297	2,469
Right-of-use asset	1,870	2,079
Other long-term assets	1,081	1,109
Total assets	$38,414	$32,813
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,976	$6,572
Current portion of lease liabilities	829	869
Accrued expenses and other current liabilities	10,092	11,422
Total current liabilities	15,897	18,863
Convertible notes payable	30,960	35,710
Warrant liabilities	9,264	4,567
Revenue Interest Financing liability	50,000	49,200
Earn-out liabilities	180	1,090
Lease liabilities, net of current portion	1,186	1,344
Other liabilities	717	17
Total liabilities	$108,204	$110,791
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.0001 par value — 100,000,000 shares authorized as of March 31, 2025; no shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value - 1,000,000,000 shares authorized as of March 31, 2025; 5,963,549 and 2,710,607 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	5	3
Additional paid-in capital	157,843	152,596
Accumulated other comprehensive income	3,930	8,370
Accumulated deficit	(231,568)	(238,947)
Total stockholders’ deficit	(69,790)	(77,978)
Total liabilities and stockholders’ deficit	$38,414	$32,813

Non-GAAP Net Operating Loss Reconciliation

(dollars in thousands)(unaudited)

	Three Months Ended March 31, 2025
	GAAP Results	One-time Financing Costs	Adjusted Results
Revenue	$5,580	$—	$5,580
Cost of revenue	1,419	—	1,419
Gross profit	4,161	—	4,161
Operating expenses:
Sales and marketing	3,621	—	3,621
Research and development	2,624	—	2,624
General and administrative	5,198	1,390	3,808
Total operating expenses:	11,443	1,390	10,053
Loss from operations	(7,282)	(1,390)	(5,892)
Other income (expense):
Interest expense	—	—	—
Changes in fair value of warrants	5,669	—	5,669
Changes in fair value of debt	6,170	—	6,170
Changes in fair value of Revenue Interest Financing and PIPE Conversion Option	2,220	—	2,220
Changes in fair value of earn-out liabilities	910	—	910
Other income (expense), net	(213)	—	(213)
Total other income:	14,756	—	14,756
Income before income taxes	7,474	(1,390)	8,864
Provision for income taxes	(95)	—	(95)
Net income	$7,379	$(1,390)	$8,769

Additional Non-GAAP Reconciliations

(unaudited)

Three Months Ended March 31, 2025
Change in Operating Expenses, as reported	(37)%
Non-GAAP adjustments	(8)%
Change in Operating Expenses, adjusted	(45)%

Three Months Ended March 31, 2025
Change in Net Operating Loss, as reported	(36)%
Non-GAAP adjustments	(12)%
Change in Net Operating Loss, adjusted	(48)%

Investor / Media Contact
investors@allurion.com

Source: Allurion Technologies, Inc.